                         FAA Certifies SkyWay's Servers

CLEARWATER, Fla. (Oct. 25, 2004) -- SkyWay Communications Holding Corp (OTC BB:
SWYC.OB - News) today announced the receipt of FAA Supplemental Type
Certification (STC) for the SkyWay Media Server and the SkyWay Entertainment
Server. With this certification, SkyWay now possesses exclusive rights to manufacture, install, upgrade and repair the company's servers.

According to Brent Kovar, President of SkyWay Communications Holding Corp., "The
certification of SkyWay's servers is a significant step as we begin the process of installing and supporting our first customers. In addition to marketing our enabling In-Flight Broadband Communications (IBC) services, SkyWay now has FAA certification to manufacture and install two state-of-the-art products. The
SkyWay servers will significantly improve each passenger's in-flight experience."

The SkyWay Media Server is capable of playing infomercials and advertising. It will store and play the paid, destination-based infomercials and advertising that will create additional revenue for both SkyWay and the airlines that choose to become SkyWay customers.

The SkyWay Media Server also stores and plays the "moving map," which visually shows the passengers the location of the aircraft at any given time. The maps feature natural, three dimensional shading, spherical global views for tracking international flights and LANDSAT views from space of major metropolitan areas.
In addition, the SkyWay Media Server controls the HydraTrac, a self-contained drive mechanism that silently controls the drop down and retraction of the monitors located under the overhead bins.

The SkyWay Entertainment Server has a large storage capacity as well as the capability to continually play revenue generating, on-demand audio and video for airline passengers.

Jim Kent, CEO of Skyway Communications Holding Corp. added, "This certification is one of the final pieces of our airborne equipment system. We are currently on schedule for FAA certification of the remaining ATG equipment."

About SkyWay Communications Holding Corporation

SkyWay Communications Holding Corp. is a Clearwater, Fla. based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment through its wholly owned subsidiary Sky Way Aircraft, Inc. Sky Way Aircraft is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United
States. Based on the final upgrading of a previous airborne telephone and

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communications network, Sky Way Aircraft intends to provide broadband connectivity between the ground and in-flight aircraft throughout the United
States using technology that provides a broadband high-speed data transmission.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the
Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:
Steve Klein at 727-535-8211 ext. 2480 OR www.skywayaircraftsecurity.com

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